Exhibit 99.1

8400 E. Crescent Parkway, Suite 600 Greenwood Village, Colorado 80111 (303) 784-5350 www.gatossilver.com

Gatos Silver Reports Record Second Quarter 2021 Financial Results

Denver, CO — August 9, 2021 — Gatos Silver, Inc. (NYSE/TSX: GATO) (“Gatos Silver” or the “Company”) today reported second quarter 2021 (“Q2”) operational and financial results.

Key Highlights:

•	Achieved record quarterly net income of $13.5 million;

•	Produced a quarterly record of 2.1 million ounces of silver from the Los Gatos Joint Venture (“LGJV”) Cerro Los Gatos (“CLG”) mine, as well as record lead and zinc production based on record throughput and recoveries;

•	Achieved record quarterly by-product All-In Sustaining Cost (“AISC”) of $12.63 per ounce of payable silver

•	Achieved record LGJV plant throughput of 230,656 tonnes (averaging 2,535 tonnes per day), exceeding first quarter 2021 by 13% and above design capacity;

•	Started exploration at the Esther deposit to further define and expand resources as part of three active exploration drilling programs currently underway in the Los Gatos District;

•	Continued strong management of COVID-19 and community involvement including physical, social and mental health initiatives and community infrastructure support; and

•	Retired the LGJV’s Term Loan on July 26, 2021, of which Gatos Silver’s attributable portion and related costs was $155.9 million.

Operational and Financial Results

Gatos Silver

	Three Months Ended June 30,		Six Months Ended June 30,
Amounts in millions*	2021	2020	2021	2020
Exploration expenses	$0.7	$0.2	$0.9	$0.4
G&A expenses	4.4	1.6	8.0	2.4
Operating expenses	5.1	1.8	8.9	2.8
Equity income (loss) in LGJV	18.3	(8.1)	21.0	(21.5)
Other income (loss)	0.3	(0.7)	(0.2)	(2.3)
Net other income (expense)	18.6	(8.8)	20.8	(23.8)
Net Income (Loss)	$13.5	$(10.6)	$11.9	$(26.6)

*2020 amounts exclude results of discontinued operations

Net income for Q2 was $13.5 million, or $0.23 per share, compared to a net loss of ($10.6) million, or ($0.26) per share, in the second quarter of 2020. Net income for the six months ended June 30, 2021 (“H1”) was $11.9 million, or $0.20 per share, compared to a net loss of ($26.6) million, or ($0.66) per share, for the six months ended June 30, 2020. The improved Q2 and H1 net income, compared to the same periods in 2020, were primarily due to substantial improvement in the profitability of the LGJV, partially offset by higher public company costs related to increased compensation, insurance, consulting expenses, and increased stock-based compensation expense.

Los Gatos Joint Venture

Financial	Three Months Ended June 30,		Six Months Ended June 30,
Amounts in millions	2021	2020	2021	2020
Sales	$75.0	$18.3	$121.3	$37.2
Operating expenses	42.3	24.8	77.8	58.1
Other expenses	3.4	8.0	7.3	17.5
Net income (loss)	$29.3	$(14.5)	$36.2	$(38.4)

LGJV sales for Q2 and H1 were $75.0 million and $121.3 million, respectively. Q2 and H1 sales increased, compared to the same periods in 2020, primarily as a result of higher metals prices, higher average daily throughputs and a two-month Mexican government mandated suspension of all non-essential operations during April and May 2020.

Operating expenses for Q2 and H1 were $42.3 million and $77.8 million, respectively. Operating expenses increased in Q2 and H1, compared to the same periods in 2020, primarily due to higher 2021 production, higher mining and dewatering costs, and increased royalty expenses due to higher sales. Other expenses decreased to $3.4 million and $7.3 million for Q2 and H1, respectively, compared to $8.0 million and $17.5 million, for the same respective periods in 2020, due to lower interest expense, arrangement fees and a higher foreign exchange gain due to the strengthening Mexican Peso.

Stephen Orr, the Company’s Chief Executive Officer, stated: “We are extremely pleased with Gatos Silver’s performance improvement during the first half of 2021. Q2 was a record quarter on many financial and operational fronts, with CLG achieving record tonnes, recoveries, metal production and revenue. Through the first half of 2021, we improved production consistency while progressing strategic infrastructure initiatives and exploration drilling programs. These efforts will continue into the second half of 2021 and, together with improved financial flexibility achieved through the recent debt repayment, should further expand CLG’s potential and enhance long-term value for our shareholders.”

CLG Production (100% Basis)	Q2 2021	Q1 2021	2020 FY
Tonnes mined (wmt - unreconciled)	240,047	209,832	652,739
Tonnes milled (dmt - reconciled)	230,656	203,479	667,422
Tonnes milled per day (dmt)	2,535	2,261	1,829
Average Grades
Silver grade (g/t)	322	261	229
Gold grade (g/t)	0.35	0.32	0.42
Lead grade (%)	2.51	2	2.27
Zinc grade (%)	4.41	3.24	3.64
Contained Metal
Silver ounces (millions)	2.1	1.5	4.2
Gold ounces - in lead conc. (thousands)	1.5	1.1	4.9
Lead pounds - in lead conc. (millions)	11.2	7.6	27.4
Zinc pounds - in zinc conc. (millions)	14.5	8.7	34.2
Recoveries (combined lead and zinc conc.)
Silver	89%	85%	84%
Gold	63%	60%	62%
Lead	90%	87%	87%
Zinc	75%	71%	73%
Average realized price per silver ounce	$26.18	$24.15	$19.97
Average realized price per gold ounce	$1,830	$1,812	$1,709
Average realized price per lead pound	$1.00	$0.93	$0.83
Average realized price per zinc pound	$1.33	$1.16	$1.03

The LGJV achieved a $12.63 by–product AISC per ounce of payable silver in Q2 2021, and the Company reaffirmed its 2021 LGJV full-year AISC guidance of $17.00 to $17.50 per payable silver ounce.

(in thousands, except unit costs)	Q2 2021	Q1 2021
Expenses	$42,312	$35,533
Depreciation, depletion and amortization	(12,707)	(10,949)
Exploration[1]	(1,261)	(649)
Treatment and refining costs[2]	6,142	6,635
Cash costs	$34,486	$30,570
Sustaining capital	18,431	12,216
All-in sustaining costs	$52,917	$42,786
By-product credits[3]	(29,068)	(16,879)
All-in sustaining costs, net of by-product credits	$23,849	$25,907
Cash costs, net of by-product credits	$5,418	$13,691

Payable ounces of silver equivalent[4]	2,998	2,010
Co-product cash cost per ounce of payable silver equivalent	$11.50	$15.21
Co-product all-in sustaining cost per ounce of payable silver equivalent	$17.65	$21.29

Payable ounces of silver	1,888	1,311
By-product cash cost per ounce of payable silver	$2.87	$10.44
By-product all-in sustaining cost per ounce of payable silver	$12.63	$19.76

1	Exploration costs are not related to current operations.
2	Represent reductions on customer invoices and included in Sales on the LGJV combined statement of income (loss).
3	By-product credits reflect realized metal prices of zinc, lead and gold for the applicable period.
4	Silver equivalents utilize average realized prices during the three months ended June 30, 2021, of $26.18/oz silver, $1.33/lb zinc, $1.00/lb lead and $1,830/oz gold and average realized prices during the three months ended March 31, 2021, of $24.15/oz silver, $1.16/lb zinc, $0.93/lb lead and $1,812/oz gold.

Capital Resources Update

At June 30, 2021, cash and cash equivalents were $29.6 million. Gatos Silver did not have any debt at June 30, 2021.

On July 12, 2021, Gatos Silver entered into an agreement with Bank of Montreal for a $50 million revolving credit facility (“RCF”) with an accordion feature allowing up to $100 million to be drawn. The RCF provides the Company with additional financial flexibility and was secured on the basis of Gatos Silver’s strong asset portfolio.

The Company completed a public offering on July 19, 2021, resulting in net proceeds of $118.1 million. On July 26, 2021, these proceeds, together with a $13 million draw on the RCF and cash on hand, were used to extinguish Gatos Silver‘s portion of the LGJV’s Term Loan. Concurrently, Electrum, Gatos Silver’s largest shareholder, successfully completed a secondary offering of 2,500,000 shares, thus creating additional liquidity in the Company’s common stock. As a result, Electrum’s ownership of Gatos Silver was reduced from 43% to 32%.

Community Engagement

During Q2, the LGJV remained active in its community support of sanitation and prevention protocols related to Covid-19. The LGJV has successfully controlled COVID-19 infection at the CLG project and local communities through proactive COVID-19 prevention programs, including seminars and donation of personal protection items such as face masks, hand sanitizer and nitrile gloves. All employees and contractors are PCR tested for COVID-19 prior to CLG site entry with those testing positive either placed in isolation or returned home. The LGJV has also introduced protocols to assist in vaccination efforts of the LGJV workforce and nearby community members.

The LGJV continued its sponsorship of social, mental and physical health providers and related supply donations to the local communities. Additionally, the LGJV and the local community began construction on a community rehabilitative center to enhance and restore functional ability for individuals with physical disabilities, continued construction of a teacher’s home to facilitate elementary school needs, and will soon begin construction of a new water well for another local community near the LGJV.

Financial Results Webcast and Conference Call

Gatos Silver will host a webcast and conference call to discuss its Q2 on August 9, 2021, at 12:00 p.m. Eastern Time.

Conference Call Details:

To register for this conference call, please use this link: http://www.directeventreg.com/registration/event/6861556. After registering, a confirmation will be sent through email, including dial-in details and unique conference call codes for entry. Registration is open through the live call. To ensure you are connected for the full call we suggest registering a day in advance or at minimum 10 minutes before the start of the call.

Webcast Details:

Title: Gatos Silver Q2 2021 Earnings Call

URL: https://event.on24.com/wcc/r/3190392/8CE678111DF7A4727D06ACDBE0D566D5

A replay of the webcast will be available following the conference call on the Company’s website, www.gatossilver.com.

About Gatos Silver

Gatos Silver is a silver dominant exploration, development and production company that discovered a new silver and zinc-rich mineral district in southern Chihuahua State, Mexico. To-date, 14 zones of mineralization have been defined within the district and all are characterized by silver-zinc-lead epithermal mineralization. More than 85% of the approximately 103,087-hectare mineral rights package has yet to be drilled, representing a highly prospective and underexplored district. As a 70%-owner of the LGJV, the Company recently built and commissioned its first operating mine and mineral processing plant at the LGJV’s CLG deposit.

Forward-Looking Statements

This press release contains statements that constitute “forward looking information” and “forward-looking statements” within the meaning of U.S. and Canadian securities laws. All statements other than statements of historical facts contained in this press release, including statements regarding the expected average annual production are forward-looking statements. Forward-looking statements are based on management’s beliefs and assumptions and on information currently available to management. Such statements are subject to risks and uncertainties, and actual results may differ materially from those expressed or implied in the forward-looking statements due to various factors described in our filings with the U.S. Securities and Exchange Commission and Canadian securities commissions. Certain forward-looking statements are based on assumptions, qualifications and procedures which are set out only in the technical report entitled “Los Gatos Project, Chihuahua, Mexico,” dated July, 2020 with an effective date of July 1, 2020 (the “Los Gatos Technical Report”) filed with the U.S. Securities and Exchange Commission and Canadian securities commissions. Scientific and technical disclosures in this press release were approved by Philip Pyle, Vice President of Exploration and Chief Geologist of Gatos Silver who is a “Qualified Person,” as defined in National Instrument 43-101 – Standards of Disclosure for Mineral Projects of the Canadian Securities Administrators. For a complete description of assumptions, qualifications and procedures associated with such information, reference should be made to the full text of the Los Gatos Technical Report. Gatos Silver expressly disclaims any obligation or undertaking to update the forward-looking statements contained in this press release to reflect any change in its expectations or any change in events, conditions, or circumstances on which such statements are based unless required to do so by applicable law. No assurance can be given that such future results will be achieved. Forward-looking statements speak only as of the date of this press release.

Investors and Media Contact

Adam Dubas
Chief Administrative Officer
investors@gatossilver.com
(303) 784-5350

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